Exhibit 10.2

Portions of this agreement, marked by asterisks (***), have been omitted pursuant to a request for confidential treatment.  The omitted information has been filed separately with the Securities and Exchange Commission.

CLINICAL STUDY AGREEMENT
LIPID SCIENCES PROTOCOL LS-081

This agreement is made effective as of the 15th day of May, 2006 (“Effective Date”), between MedStar Research Institute, with its principal offices located at 6495 New Hampshire Avenue, Suite 201, Hyattsville, MD 20783, USA, Washington Hospital Center located at 110 Irving St, NW, Washington, DC 20010 both affiliates of Medstar Health hereinafter referred to as (“Medstar”) and Lipid Sciences, Inc. (“Sponsor”), with its principal offices located at 7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566.

Whereas, Sponsor desires for Medstar to assist it in conducting clinical research pursuant to the LS-011 Study designated below (“Study”); and

Whereas, Medstar has the facilities and the personnel with the required skills, experience and knowledge to undertake the Study;

Therefore, in consideration of the foregoing and the covenants contained herein, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.             Scope of Work and Principal Investigator,

1.1           The Study shall be performed in accordance with the Protocol entitled “A Randomized, Single-Blind, Placebo-Controlled Study to Evaluate the Safety of the Lipid Sciences PDS-2 in Subjects with Prior Acute Coronary Syndrome (LS-001)” (“Protocol”, Exhibit A) and this Clinical Study Agreement (“Agreement”), copies of which have been provided to Medstar.. Any changes, amendments or modifications to the Protocol or, the Agreement must be authorized in writing by all parties. The Study will be conducted in full compliance with this Agreement, and in accordance with the Protocol, any Agreement or Protocol amendments, any conditions set forth by the reviewing Institutional Review Board, Ethics Committee, or equivalent, and all applicable laws and regulations, including but not limited to, the requirements of 21 C.F.R Part 312.

1.2           Medstar agrees to appoint Ron Waksman, M.D., as Principal Investigator under this Agreement. In the event the Principal Investigator shall be unable to complete this clinical Study and Medstar and Sponsor shall be unable to mutually agree to a substitute investigator within a period of fifteen (15) days, this Agreement shall be immediately terminated at the discretion of Sponsor.

1.3           Medstar certifies that neither Principal Investigator, nor any of Medstar’s officers, employees or affiliated companies providing services to Sponsor under this Agreement, have been debarred, nor have they been engaged in any acts which may result in debarment as specified by the Genetic Drug Enforcement Act, codified at 21 U.S.C. 306.

1.4           Medstar shall contract with Kristen Alcorn, MD, Medical Director Transfusion Services, Washington Hospital Center, to oversee the plasma pheresis portion of the delipidation procedures as outlined in the Protocol.

2.             Consideration.  Sponsor will provide Study Device, support by Sponsor’s personnel, materials and supplies required to carry out the Study to Medstar at no charge to Medstar. Medstar shall provide access to Medstar’s facilities to Sponsor’s personnel as required to carry out the Study at no charge to Sponsor. Sponsor will compensate Medstar per Exhibit B and B I attached. Medstar shall invoice Sponsor on a monthly basis for any billable activity incurred in the previous month no later than twenty (20) days following the end of each calendar month to the attention of Sandra Gardiner at the address, or facsimile number, indicated in Section 13.1.

3.             Term and Termination.

3.1           Term of Agreement. The term of this Agreement shall commence on the Effective Date and, unless terminated sooner pursuant to the provisions of Section 3.2, will expire upon completion of the Study.

3.2           Termination of Agreement. This Agreement may be terminated as follows:

3.2.1        Sponsor may terminate this Agreement by providing at least thirty (30) days prior written notice to Medstar thereof; or

3.2.2        If one of the parties believes that another party has breached a material term of this Agreement, that party may provide written notice to the breaching party, with a copy to all other parties, describing the alleged Breach in reasonable detail and containing a reference to this section. If the breaching party does not cure the breach within thirty (30) days after receiving the notice of breach, the party who gave the notice may immediately terminate this Agreement for cause by providing written notice to the other parties.

3.3           Survival.  Any provision of this Agreement that imposes or contemplates continuing obligations on a party will survive the expiration or termination of this Agreement, including but not limited to sections 2, 4, 5, 6, 7, 8, 9 and 12.3.

4.             Independent Contractor Status.  The relationships of Medstar and Sponsor shall be solely that of independent contractors. Medstar and Sponsor agree that neither Medstar nor Sponsor is an employee, employer, agent, partner or joint venture of another party. Neither Medstar nor Sponsor shall have or hold itself out as having the right or authority to assume or create any obligations or responsibility, whether express or implied, an behalf of or in the name of another party, except with the express written authority of that party.

5.             Employees.  All employees of the Medstar or any other person or organization appointed by Medstar in the performance of this Agreement shall be considered employees of Medstar or such other person or organization, as the case may be, and not employees of

Sponsor.  Medstar shall be responsible for paying their employees any and all wages and other compensation and for all employment taxes and other employment related obligations arising in connection with those employees.

6.             Usage, and Ownership of Property.

6.1           Data and Research Results Produced Under the Study.  The data and research results produced as a result of the Study are the sole property of Sponsor.

6.2           Patents and Inventions.  Sponsor shall own all right, title and interest in and to any and all inventions, discoveries, or innovations, whether or not patentable, arising directly or indirectly in the performance of the Protocol (collectively “Inventions”). Medstar shall promptly notify Sponsor in writing of any Inventions, and at Sponsor’s request and expense, Medstar will cause to be assigned to Sponsor all right, title, and interest in and to any Inventions and shall provide reasonable assistance to obtain patents including causing the execution of any invention assignment or other documents.

7.             Trademarks. Logos, Etc.  Neither party shall, without the prior written consent of the other party in each instance, use in any manner whatsoever, including, without limitations, in any advertisement, the name, trademarks, logos, symbols, or other images of the other party or of any party affiliated therewith.

8.             Confidentiality.

8.1           Confidential Information.  During the course of the performance of this Agreement, it is anticipated that the parties will exchange Confidential Information. “Confidential Information” means confidential or proprietary information that is in tangible form and marked or designated in writing to indicate its confidential or proprietary nature, or, if disclosed orally, is confirmed as confidential in writing within thirty (30) days of such disclosure. Each party receiving Confidential Information agrees to limit disclosure of the furnishing party’s Confidential Information to personnel having a need to know the information for the purposes of this Agreement, and not to disclose any such Confidential Information to any third party unless such third party is under a confidentiality agreement with the receiving party or unless such disclosure is required by law. These obligations will continue for five (5) years after the expiration or termination of this Agreement. For the avoidance of doubt, as between the parties to this Agreement all patient medical records are Medstar’s Confidential Information regardless of whether or how they are marked.

8.2           Information Not Deemed Confidential Information.  Confidential Information received from the other party shall not be deemed Confidential Information, and the receiving party will have no obligation with respect to such Confidential Information if:

8.2.1        the Confidential Information is part of the public domain as of the Effective Date, or subsequently becomes part of the public domain through no fault of the receiving party;

8.2.2        the receiving party can show that the Confidential Information was rightfully in its possession without obligation of confidentiality, as evidenced by written records or by the proof of actual use at the time of executing this Agreement;

8.2.3        the Confidential Information is subsequently disclosed to the receiving party without obligation of confidentiality by a third party not in violation of any right of, or obligation to, the other party to this Agreement;

8.2.4        the Confidential Information is developed independently by any recipients without reference to the Confidential Information; or

8.2.5        the receiving party is obligated to produce the Confidential Information pursuant to an order of a court of competent jurisdiction or a facially valid administrative, Congressional or other subpoena, provided that the recipient is subject to the order of the subpoena.

8.3           Patient Confidentiality.  Patient information, including identity, shall be treated confidentially by all parties in accordance with all applicable federal, state, and local laws including, but not limited to, the Standards for Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164 (the “HIPAA Privacy Regulation”).

9.             Publication and Data.

9.1           Publication; Presentation and Use of Material.  Medstar has the right to publish and make public presentations regarding the results of the research, and other information from the Study or otherwise make results of the research available to the public in furtherance of its charitable and educational purposes in accordance with this Agreement. Publication will occur as promptly as reasonably possible and not less than twenty-four (24) months after the conclusion of the Study. If Medstar desires to present or publish materials relating to the Study, Medstar will provide Sponsor with two (2) copies of any such publications or presentation materials at least sixty (60) calendar days prior to the submission of manuscripts. Sponsor will have sixty (60) calendar days from the receipt of such materials to object in writing to publication or presentation of any materials that Sponsor believes to contain Confidential Information. If Medstar receives no response from Sponsor within such sixty (60) day period, Medstar will be free to proceed with publication or presentation of the data, results, or information from the Study. If the Sponsor raises an objection that the materials disclose Confidential Information, Medstar shall refrain from the disclosure of the Confidential Information identified by Sponsor in the materials unless the parties agree on a mutually acceptable format for publishing or presenting such Confidential

Information. Sponsor agrees that it may only object to such publication or dissemination by Medstar on the basis of potential disclosure of Sponsor’s Confidential Information.

9.2           Publishing Rights.  Medstar retains all rights to the publications and other copyrightable material that it produces pursuant to Paragraph 9.1. Sponsor agrees that said copyrightable material is the sole property of Medstar and hereby assigns and agrees to assign to Medstar, its successors, and assigns any right, title and interest in and to said copyrightable material Sponsor may have.

9.3           Continuing Copyright Requirement.  This Article shall survive termination or expiration of this Agreement.

10.           Indemnification

10.1         Indemnification of Sponsor.  Medstar agrees to indemnify, defend and hold harmless Sponsor, its directors, officers, employees, representatives and agents from and against any and all third party claims, suits, losses, damages, costs, fees and expenses (including reasonable attorney’s fees), and other liabilities asserted by third parties arising out of or related to this Agreement to the extent based upon: (i) any material misrepresentation contained in or breach of any warranty made by Medstar under this Agreement or (ii) any material breach, violations or nonperformance of any covenant, condition or agreement in this Agreement by Medstar.

10.2         Indemnification of Medstar.  Sponsor shall, at its own expense, indemnify, defend and hold harmless Medstar and their investigators, directors, officers, employees, representatives, agents and affiliates, including without limitation any employee conducting the Study, from and against any and all third party claims, suits, losses, damages, costs, fines, fees and expenses (including reasonable attorneys’ fees) arising out of or related to this Agreement (except to the extent covered by this Section 10.2) including without limitation, for injury to persons, damage to property, or non-compliance with applicable laws and regulations whether litigated or not, arising from the negligent or wrongful acts or omissions of Sponsor, its agents or employees in the design, development, marketing, distribution, use or sale of any product or services derived from or embodying the Study (including the Protocol) or which is otherwise the subject of this Agreement. Sponsor shall also, at its own expense, indemnify, defend and hold harmless Medstar and their investigators, directors, officers, employees, representatives, agents and affiliates including any employee conducting the Study from any and all third party claims, suits, losses, damages, costs, fines, fees and expenses (including reasonable attorney’s fees) arising out of the acts of the sponsor’s employees participating in the Study at Medstar.

10.3         Sponsor will be responsible for reasonable patient medical care costs that are a direct result of a patient’s participation in this Study but are not covered by third party payors and are not the result of negligence, failure to follow the Protocol or

IRB requirements or applicable laws or regulations, or any reckless or willful malfeasance by Medstar or its employees, agents, officers, or assignees.

10.4         Insurance Requirements. Sponsor shall, at its own expense, carry and maintain professional and general liability insurance from a carrier acceptable to Medstar in amounts consistent with industry standards and adequate to protect the Medstar, and the Sponsor from any and all claims of any nature for damage to property or for personal injury, including death, which may arise from performance of this Agreement and from claims which may arise pursuant to Section 10.2 above. Sponsor shall provide evidence of insurance to Medstar promptly upon execution of this Agreement.

11.           Inspections.

11.1         Inspections by Sponsor.  Sponsor, its agents or representatives, shall provide, during Medstar’s regular hours of business and after reasonable prior notice to Medstar, reasonable scheduled access to Medstar’s facility to perform quality assurance inspections at mutually convenient times. Medstar shall cooperate with Sponsor’s inspectors and shall provide Sponsor with copies of all documents reasonably required by Sponsor to properly perform such inspections so long as Sponsor can assure patient confidentiality.

11.2         Inspections by Regulatory Authorities.  Medstar shall notify Sponsor, as soon as reasonably practicable, of all inspections or anticipated inspections of its facility conducted by any regulatory authority, including, without limitation, the Food and Drug Administration, that in any way directly relates to the Study. Medstar shall promptly provide copies of all reports, emotions, violations, warnings, and notices of deficiency received by Medstar with such inspections.

12.           Record Keeping and Reporting

12.1         Medstar shall report to Sponsor any Serious or Unexpected Adverse Event, as those terms are defined at 21 C.F.R. 312.32(a), as required by the Protocol, by using the appropriate Case Report Form within twenty-four (24) hours after Medstar or Principal Investigator receives information about the event. All other Adverse Events shall be timely reported to Sponsor as required by Protocol.

12.2         Medstar shall maintain all records required to be maintained under federal, state or local laws, including, but not limited to, case report forms, informed consent forms, drug accountability records, source documents, data correction forms, monitoring logs, correspondence, clinical supplies receipts, dispensing and final disposition records, Medstar Review Board/Ethics Review Committee correspondence and appropriate, and all other Study documents. Medstar shall ensure that Principal Investigator signs a statement in each subject’s case report form attesting to Principal Investigator’s review of the data, and attesting that the data are an accurate accounting of the treatment, care, and events surrounding the subject’s involvement in the Study.

Sections of this agreement marked by asterisks (***) have been omitted pursuant to a request for confidential treatment.  The omitted information has been filed separately with the Securities and Exchange Commission.

12.3         Medstar shall retain records for the Study produced pursuant to the Agreement for a minimum of five (5) years following completion of the Study. To avoid any possible errors, Medstar agrees to obtain the approval of Sponsor prior to the destruction of any Study-related records. If Sponsor wishes to receive all Study records in lieu of their destruction, Medstar shall, at the expense of the Sponsor, ship all Study records to Sponsor within (30) days of Sponsor request. In the event of accidental loss or destruction of any Study record, to promptly notify Sponsor. This provision shall survive the expiration or termination of this Agreement.

13.           Miscellaneous.

13.1         Notices.  All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing, shall be deemed to have been duly given when delivered in person, or when sent by telex, or telecopy, or other facsimile transmission (with the receipt confirmed), or on the third business day after posting thereof by registered or certified mail, return receipt requested, prepaid and addressed as follows (or other such address site the parties may designate by written notice in the manner aforesaid):

In the case of Medstar:	In the case of Sponsor:

MedStar Research Institute 6495 New Hampshire Avenue, Suite 201 Hyattsville, MD 20783	Lipid Sciences, Inc. 7068 Koll Center Parkway, Suite 401 Pleasanton, CA 94566 Attn: Lew Meyer
Attn: ***	Fax: (925) 249-4040
Fax: ***

with a copy to:	with a copy to:

Cardiovascular Research Institute 110 Irving Street, NW, Suite 4B1 Washington, D.C. 20010 Attn: Ron Waksman, M.D.	Lipid Sciences, Inc. 7068 Koll Center Parkway, Suite 401 Pleasanton, CA 94566 Attn: Sandra Gardiner
Fax: ***	Fax: (925) 249-4080

13.2         Governing Law. This Agreement shall be construed and enforced in all respects in accordance with the laws of the District of Columbia, without regard to any provision of District of Columbia law that would require or permit the application of the substantive law of any other jurisdiction.

13.3         Non-Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except in the case of an acquisition of at least fifty one percent (51%) outstanding shares of either party (“Acquisition”). In the case of an Acquisition, the party being acquired may assign this Agreement without the prior written consent of the other party, provided the party being acquired notifies the other party in writing.

13.4         Entire Agreement.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior representations, agreements, and understanding among the parties with respect to such subject matter. In the event of any conflict between the Protocol and the other provisions of this Agreement, the other provisions of this Agreement shall govern.

The Exhibits referred to in and attached to this Agreement are made a part of it as if fully included in the text.

13.5         Amendment.  No changes or amendments or alterations shall be effective unless in writing and signed by both parties.

13.6         Waiver.  No waiver of any default in the performance of any of the duties or obligations arising out of this Agreement shall be valid unless in writing and signed by the waiving party. Waiver of any one default does not waive any successive or other default. No course of dealing between the parties shall operate as a waiver or preclude the exercise of any rights or remedies under this Agreement. Failure on the part of either party to object to any act or failure to act by or on the part of the other party, or declare the other party in default, regardless of the extent of such default, shall not constitute a waiver by the party of its rights hereunder.

13.7         Severability.  The provisions of this Agreement will be deemed severable, and the enforceability of any one or more provisions will not affect the enforceability of any other provisions. In addition, if any provision of this Agreement, for any reason, is declared to be unenforceable, the parties will substitute an enforceable provision that, to the maximum extent possible in accordance with applicable law, preserves the original intentions and economic positions of the parties.

13.8         Construction.  This Agreement shall be interpreted without any regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.

13.9         Counterparts.  This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

13.10       Captions.  The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provision hereof.

THIS SPACE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MedStar Research Institute		Lipid Sciences, Inc.

By:	***	By:	/s/ S. Lewis Meyer

Name:	***	Name:	S. Lewis Meyer

Title:	Sr. VP, Administration	Title:	President and CEO

Date:	May 24, 2006	Date:	May 16, 2006

Read and Understood

By:	/s/ Ron Waksman, MD

Name:	Ron Waksman, MD

Title:	Principal Investigator

Date:	May 22, 2006

EXHIBIT A
PROTOCOL

***  This Exhibit has been omitted pursuant to a request for confidential treatment.  The omitted information has been filed separately with the Securities and Exchange Commission.

Portions of this agreement, marked by asterisks (***), have been omitted pursuant to a request for confidential treatment.  The omitted information has been filed separately with the Securities and Exchange Commission.

EXHIBIT B
BUDGET

1.     The anticipated budget worksheet is attached as Exhibit B1.

2.     Shipping:

Sponsor authorizes the use of Sponsor’s Federal Express Number for returning to Sponsor and sites those materials, products, documentation, etc. as commonly occurs during the conduct of a Study of this nature.

3.     Payment Information:

All payments shall be made by Sponsor in US Dollars to the following fund:

Fund Name:	MedStar Research Institute
Tax ID#:	***
Mailing Address:	P.O. Box 632010
Baltimore, MD 21263
Attention:	CFO

4.     Upon written agreement by both parties, additional items may be added to the budget.

5.     MedStar shall invoice Sponsor on a monthly basis for any billable patient related charges incurred in the previous month no later than twenty (20) days following the end of each calendar month to the attention to Sandra Gardiner at the address, or facsimile number, indicated in Section 13.1.  Reimbursement for data management and project management shall be invoiced as follows:  50% at completion of first patient enrolled and 50% at completion of last patient enrolled.

6.     ***

EXHIBIT B1
BUDGET WORKHEET

***  This Exhibit has been omitted pursuant to a request for confidential treatment.  The omitted information has been filed separately with the Securities and Exchange Commission.